SCHEDULE D
                            DATED NOVEMBER 14, 1996
                        TO THE ADMINISTRATION AGREEMENT
                            DATED FEBRUARY 28, 1992
                                    BETWEEN
                                THE PILLAR FUNDS
                                      AND
                               SEI FUND RESOURCES


         Purant to Article 10, the Administrator shall provide services to the following additional portfolio (the "Portfolio"):

Equity Growth Fund

         Pursuant to Article 6, Section A, the Trust shall pay the Administrator compensation for the Portfolio which is calculated daily and paid monthly at an annual rate as follows:

              .20% of the Portfolio's average daily net assets